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                                                                     EXHIBIT 8.2

                        [COOLEY GODWARD LLP LETTERHEAD]


April 23, 1999

Paradise Electronics, Inc.
1999 Concourse Drive
San Jose, CA 95131

Dear Ladies and Gentlemen:

This opinion is being delivered to you in connection with the Form S-4 Registration Statement (the "Registration Statement") filed pursuant to the Agreement and Plan of Reorganization dated as of January 22, 1999 (the "Agreement") by and among Genesis Microchip Inc., a Nova Scotia company ("Genesis"), Rainbow Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Genesis ("Merger Sub") and Paradise Electronics, Inc., a Delaware corporation ("Paradise").

Except as otherwise provided, capitalized terms used but not defined herein shall have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

We have acted as counsel to Paradise in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in, the following documents (including all exhibits and schedules attached thereto):

                (a) the Agreement and the Registration Statement filed with the Securities and Exchange Commission on April 23, 1999;

                (b) those certain tax representation letters delivered to us by Genesis, Merger Sub and Paradise containing certain representations of Genesis, Merger Sub and Paradise (the "Tax Representation Letters"), attached hereto as Attachments A and B; and

                (c) such other instruments and documents related to the formation, organization and operation of Genesis, Merger Sub and Paradise and related to the consummation of the Merger and the other transactions contemplated by the Agreement as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

        1. Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such


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Paradise Electronics, Inc.
April 23, 1999
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documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

     2. All representations, warranties and statements made or agreed to by Genesis, Merger Sub and Paradise, their managements, employees, officers, directors and stockholders in connection with the Merger, including, but not limited to, those set forth in the Agreement (including the exhibits thereto) and the Tax Representation Letters are true and accurate at all relevant times;

     3. All covenants contained in the Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof;

     4. The Merger will be reported by Genesis and Paradise on their respective federal income tax returns in a manner consistent with the opinion set forth below;

     5. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualifications; and

     6. The opinion, dated April 23, 1999, rendered by Wilson Sonsini Goodrich & Rosati to Genesis with respect to certain tax consequences of the Merger as a reorganization within the meaning of Section 368(a)(1) of the Code has been delivered and has not been withdrawn.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that, for United States federal income tax purposes, the Merger will be a reorganization within the meaning of Section 368(a)(1) of the Code and the following U.S. federal income tax consequences will result:

     o The holders of Paradise capital stock will recognize no gain or loss upon the receipt of Genesis common shares solely in exchange for their Paradise capital stock in the Merger except to the extent, if any, of cash received instead of fractional shares;

     o The aggregate tax basis of the Genesis common shares received by the Paradise stockholders, including any fractional shares of the Genesis common shares no actually received, in the Merger will be the same as the aggregate tax basis of the Paradise capital stock surrendered in exchange;

     o The holding period of the Genesis common shares received by each Paradise stockholder in the Merger will include the holding period of the Paradise capital stock surrendered in exchange;


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Paradise Electronics, Inc.
April 23, 1999
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     o    Cash payments received by Paradise stockholders instead of a fractional share will be treated as if a fractional share of Paradise capital stock had been issued in the Merger and then redeemed by Paradise. A Paradise stockholder receiving cash instead of a fractional share will recognize gain or loss upon such payment, measured by the difference, if any, between the amount of cash received and the basis in the fractional share. The gain or loss will be capital gain or loss;

     o A Paradise stockholder who exercises dissenters' rights with respect to a share of Paradise capital stock and receives payments for the stock in cash will generally recognize gain or loss, measured by the difference between the stockholder's basis in the stock and the amount of cash received, provided that the payment is neither essentially equivalent to a dividend within the meaning of Section 302 of the Code, nor has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the Code (collectively, a "Dividend Equivalent Transaction"). The gain or loss will be capital gain or loss. A sale of Paradise capital stock pursuant to an exercise of dissenters' rights will generally not be a Dividend Equivalent Transaction if, as a result of the exercise, the stockholder exercising dissenters' rights owns no Genesis common shares or Paradise capital stock, either actually or constructively within the meaning of Section 318 of the Code; and

     o None of Genesis, Merger Sub or Paradise will recognize gain or loss solely as a result of the Merger.

In addition to your request for our opinion on this specific matter of U.S. federal income tax law, you have asked us to review the discussion of U.S. federal income tax issues contained in the Registration Statement. We have reviewed the discussion entitled "The Merger and Related Transactions - Material Tax Considerations" contained in the Registration Statement and believe that, insofar as it relates to statements of U.S. law and U.S. federal legal conclusions, is correct in all material respects. We have not reviewed and have no opinion regarding the discussion of (i) the Canadian tax consequences of the Merger or of holding Genesis common shares; and (ii) whether Genesis is a passive foreign investment company for U.S. federal income tax purposes.

This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the Merger or the other transactions contemplated by the Agreement except as specifically set forth herein and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. Moreover, no opinion is expressed as to the federal income tax treatment that may be relevant to a particular investor in light of personal circumstances or to certain types of investors subject to special treatment under the federal income tax laws (for example, life insurance companies, dealers in securities, taxpayers subject to the alternative minimum tax, banks, tax-

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[Cooley Godward LLP]

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April 23, 1999
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exempt organizations, non-United States persons, and stockholders who acquired their shares of Paradise capital stock pursuant to the exercise of options or otherwise as compensation, who hold their Paradise capital stock as part of a straddle or risk reduction transaction or who do not hold their Paradise capital stock as capital assets).

No opinion is expressed as to any transaction other than the Merger as described in the Agreement, or as to any other transaction whatsoever, including the Merger, if all of the transactions described in the Agreement are not consummated in accordance with the terms of the Agreement and without waiver of any material provision thereof. To the extent that any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

This opinion only represents our best judgment as to the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion is being delivered to you solely for the purposes of being included as an exhibit to the Registration Statement. It is intended for the benefit of Paradise and the stockholders of Paradise and may not be relied upon or utilized for any other purpose or by any other person and may not be made available to any other person without our prior written consent.

We consent to the reference to our firm in the Proxy Statement included in the Registration Statement and to the reproduction and filing of this opinion as an exhibit to the Registration Statement.

Sincerely,


COOLEY GODWARD LLP

/s/ Webb B. Morrow III

Webb B. Morrow III

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